EXHIBIT 1

                          SECURITIES PURCHASE AGREEMENT

                  SECURITIES PURCHASE AGREEMENT, dated April 10, 2004 among All Capital LLC, a Nevada limited liability company ("All Capital"), Vernon, LLC, a Nevada limited liability company ("Vernon") and Raceway Ventures, LLC, a Florida limited liability company (the "Purchaser").

                                    WITNESSETH

                  Whereas, Mid-State Raceway, Inc., a New York corporation ("Raceway") has authorized capital stock consisting of 10,000,000 shares, $.10 par value (the "Common Stock") of which 892,766 shares are issued and outstanding as of the date hereof; and

                  Whereas, Vernon is the registered owner of 19,549 shares of Common Stock ("Capital Shares");

                  Whereas, Vernon has transferred the Capital Shares to All Capital but is nevertheless willing to execute and deliver this Agreement as one of the selling entities;

                  Whereas, All Capital owns warrants to purchase 1,250,000 shares of Common Stock currently exercisable at the rate of $2.00 per share ("Capital Warrants"); and

                  Whereas, Victoria Scott ("Victoria") owns 450,000 shares of Common Stock ("Victoria Shares") (the Capital Shares and Victoria Shares are hereinafter collectively referred to as the "Seller Shares" and the Seller Shares and the Capital Warrants are hereinafter collectively referred to as the "Securities"); and

                  Whereas, Vernon and All Capital (hereinafter collectively referred to as the "Seller") will cause Victoria to transfer all of the Victoria Shares to Purchaser at the Closing contemplated by this Agreement;

                  Whereas, Shawn Scott ("Shawn") has executed and delivered to Vestin Mortgage, Inc. ("Vestin") a guaranty ("Scott Guaranty") of the payment by Raceway to Vestin of the principal and interest evidenced by a Consolidated Secured Promissory Note in the original principal amount of $23,000,000; and

                  Whereas, Seller has executed and delivered to V.I.P. Structures, Inc. ("VIP") a guaranty ("Capital Guaranty") of the payment by Raceway of up to $500,000 pursuant to a certain Financing Agreement; and

                  Whereas, Seller and Victoria desire to sell the Securities to the Purchaser and the Purchaser desires to purchase the Securities from the Seller and Victoria upon and subject to the terms, covenants and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the premises and the covenants, terms and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

         1. Subject to the terms and conditions of this agreement (the "Agreement"), at the Closing (as defined) the Seller and Victoria shall sell to the Purchaser and the Purchaser shall purchase from the Seller the Securities.

         2. In consideration for the conveyance of the Securities to the Purchaser, the Purchaser shall pay to the Seller and to Victoria the aggregate amount of $9,000,000 (the "Purchase Price"). The Purchase Price shall be allocated between the Seller Shares and the Warrants in accordance with the provisions of Exhibit A annexed hereto and made a part hereof. The Purchase Price shall be payable to the Seller as follows:

                  (a) At the Closing (as defined) the Purchaser shall pay to the Seller, the sum of $2,000,000 (the "Down Payment"), which Down Payment shall be non-refundable. The Down Payment shall be paid by immediately collectible funds by wire transfer to the account designated by and for benefit of the Seller.

                  (b) In addition, at the Closing the Purchaser shall pay to the Seller the aggregate amount of $7,000,000 (the "Remainder") by the execution and delivery to the Seller of two full recourse secured promissory notes, (i) one in the amount of Three Million Dollars ($3,000,000) and (ii) one in the amount of Four Million Dollars ($4,000,000), in the form of Exhibit B annexed hereto and made a part hereof (the "Notes"). The Notes shall be secured by a Stock Pledge and Security Agreement in the form of Exhibit C annexed hereto and made a part hereof (the "Security Agreement"). The obligations of Purchaser under the Note and Security Agreement shall be guaranteed by Steven F. Cohen, Patrick Danan and Frank A. Leo by an Unconditional Guarantee in the form of Exhibit D attached hereto and made a part hereof (the "Guarantee").

         3. (a) The Purchaser has had the right to conduct such investigation of the business, operations, financial condition, licensing status and pending litigation of and/or affecting Raceway and/or the Securities as Purchaser deemed necessary or appropriate.

         (b) (i) Purchaser does hereby expressly acknowledge and confirm that any and all of the information and/or materials provided to it or its representatives, as the case may be, by the Seller and/or Raceway with respect to the Securities and/or the assets, business and operations of Raceway not otherwise described in the filings made by the Seller and/or Raceway pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act") prior to the date hereof (hereinafter collectively the "Materials") are the proprietary business properties and assets of Raceway and/or the Seller, as the case may be, and have been disclosed to the Purchaser and/or its representatives in a confidential relationship and solely for the limited purposes and utilization herein contained;

         (ii) Purchaser does hereby expressly represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be and be deemed to be continuing and survive the execution and delivery of this Agreement) as follows:

                  (A) It shall utilize the Materials, any physical representation of the Materials and/or any of the information contained on or in the Materials solely in connection with the proposed acquisition by the Purchaser of the Securities and for no other purpose;

                  (B) It shall not distribute or make available, or cause or permit another to distribute or make available to any person or entity any of the Materials, any physical representations of the Materials and/or any of the information contained on or in the Materials;

                  (C) It shall not utilize, or cause or permit another to utilize any of the Materials (including any physical representation of the Materials and/or any of the information therein contained) for any purpose other than in connection with the proposed acquisition of the Securities by the Purchaser; and

                  (D) It shall deliver to the Seller and/or Raceway, as the case may be, any and all of the Materials and/or copies or physical representations of the Materials and/or the information therein contained received from or with respect to the Seller and/or Raceway within 24 hours of the request therefor made by such party if the proposed acquisition of the Securities by the Purchaser is abandoned by either party hereto and/or not consummated; provided however that its obligations under this Paragraph 3 hereof shall survive any such delivery.

         (c) Anything in this Agreement, the Exchange Act and/or law to the contrary notwithstanding, none of the Seller, Shawn or Victoria shall: (i) be deemed to have furnished, distributed or provided to the Purchaser the Materials and/or any of the information with respect to Raceway therein contained and/or provided by any of the officers, directors, agents or employees of Raceway; (ii) have any duty or obligation of any kind, nature or description, to review, correct and/or supplement the Materials and/or any of the information with respect to Raceway therein contained and/or provided by any of the officers, directors, agents or employees of Raceway and/or set forth in any reports or other filings made by Raceway pursuant to the Exchange Act; and/or (iii) have any liability to the Purchaser and/or be liable for or with respect to, the truth, accuracy or completeness of the Materials and/or any information with respect to Raceway therein contained and/or provided by any of the officers, directors, agents or employees of Raceway and/or set forth in any reports or other filing made by Raceway pursuant to the Exchange Act. In furtherance and not in limitation of the foregoing, the Purchaser shall not, in any forum, judicial, administrative, arbitral or investigatory, assert or allege any claim, counterclaim, cross claim or defense which is or may reasonably be construed to be, inconsistent with or contrary to the provisions of this subparagraph 3(c).

         4. (a) The closing (the "Closing") of the sale and purchase of the Securities shall take place at on March 31, 2004 ("Closing Date"); provided, however, that the Closing may be accelerated or postponed, on one or more occasions by written agreement ("Closing Date Agreement") executed by the Purchaser and Seller to the date, place and time set forth in such Closing Date Agreement(s).

          (b) The Closing shall be effected through an escrow of documents and funds with Craig D. Burr, Esq., 4455 South Pecos Road, Suite A, Las Vegas, Nevada 89121, Telephone (702) 433-4455, Fax (702) 451-1853 (the "Escrow Agent")
as established by this Agreement and any additional written escrow instructions required by the Escrow Agent and approved by Seller and Purchaser as evidenced by their signatures thereon. At Closing, so long as such other documents do not modify, waive or otherwise affect any rights or obligations of the respective parties under this Agreement or otherwise, both parties shall execute and deliver all other documents reasonably required by the Escrow Agent to consummate the transactions contemplated by this Agreement, including a closing settlement statement setting forth the charges, adjustments and credits to each party. At Closing, the Escrow Agent shall disburse all funds, and deliver all original documents and copies thereof to the party or parties entitled thereto. All proceedings to take place at the Closing and on the Closing Date shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed and the cash portion of the Purchase Price (plus or minus any adjustments) has been paid or is available for immediate unconditional payment to the Seller.

         (c) At the Closing each of the following deliveries shall be made by the parties as hereinafter indicated and each such delivery shall be and be deemed to be made simultaneously:

                  (i) The Purchaser shall deliver or cause to be delivered to the Seller:

                           (A) the Down Payment and the Notes  executed by the
Purchaser and evidencing an indebtedness in the amount of the Remainder;

                           (B) two counterparts of the Security Agreement
executed by the Purchaser and the Pledge Holder (as therein defined);

                           (C) two counterparts of the Guarantee executed by
Steven F. Cohen, Patrick Danan and Frank A. Leo; and

                           (D) executed counterparts of the instruments and
documents required to be delivered at the Closing as

set forth in Paragraph 10 hereof.

                  (ii) The Seller shall deliver or cause to be delivered to the
Purchaser:

                           (A) certificate(s) representing the Seller Shares
duly endorsed in blank or accompanied by duly

executed stock assignment powers;

                           (B) the Capital Warrants duly endorsed in blank or
accompanied by duly executed assignments;

                           (C) two counterparts of the Security Agreement
executed by All Capital; and

                           (D) executed counterparts of the instruments and
documents required to be delivered at the Closing as set forth in Paragraph 9 hereof.

                  (iii) The Purchaser shall deliver or cause to be delivered to the Pledge Holder, as defined in the Security Agreement:

                           (A) one or more counterparts of the Security
Agreement executed by the All Capital and the Purchaser;

                           (B) certificate(s) representing the Seller Shares
duly endorsed in blank or accompanied by duly

executed stock assignment powers; and

                           (C) the Capital Warrants duly endorsed in blank or
accompanied by duly executed assignments.

         5. In order to induce the Purchaser to execute and perform this Agreement, Seller does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall survive the execution, delivery and performance of this Agreement and the Closing) that except as otherwise specifically set forth in the Disclosure Schedule prepared and signed by Seller and delivered to Purchaser simultaneously with the execution of this Agreement, all of the statements contained in this Section 5 are true as of the date of this Agreement:

         (a) (i) Seller owns the Capital Shares free and clear of all liens, claims, rights and options of others; (ii) Victoria owns the Victoria Shares free and clear of all liens, claims, rights and options of others and will transfer the Victoria Shares to Purchaser at the Closing; and (iii) upon the acquisition by Purchaser of the Seller Shares as herein provided, Purchaser will acquire all of the right, title and interest of Seller and Victoria in and to such shares free and clear of all liens, claims, rights and options of others;

         (b) (i) Seller owns the Capital Warrants free and clear of all liens, claims, rights and options of others; and (ii) upon the acquisition by Purchaser of the Capital Warrants as herein provided, Purchaser will acquire all of the right, title and interest of Seller in and to such Warrants free and clear of all liens, claims, rights and options of others;

         (c) Each of All Capital and Vernon is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted;

        (d) (i) Seller has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement, the Security Agreement and all instruments and documents executed and delivered with respect thereto (collectively the "Transactional Documents") and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of Transactional Documents, the consummation by Seller of the transactions herein contemplated and the compliance by it with the terms of Transactional Documents have been duly authorized by all necessary action and the execution and delivery of each of the Transactional Documents has been duly and properly authorized by Seller; (iii) this Agreement is, and each of the other Transactional Documents when executed and delivered will be, the valid and binding obligation of Seller, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of the Transactional Documents by Seller and the consummation by Seller of the transactions herein contemplated does not, and will not, with or without the giving of notice or the lapse of time, or both,
(A) result in any violation of the constituent documents of Seller, (B) result in a breach of or conflict with any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller pursuant to any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Seller is a party or by which it or its properties or assets are or may be bound or affected; or (C) to the best knowledge of Seller, after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over Seller or its assets. No consent, approval, authorization or order of any court, governmental agency, authority or body and/or any party to an agreement to which Seller is a party and/or by which it is bound, is required in connection with the execution, delivery and performance of the Transactional Documents, and/or the consummation by Seller of the transactions contemplated by the Transactional Documents;

         (e) Seller is not in violation of, or in default under, (i) any term or provision of its constituent documents; (ii) any material term or provision or any financial covenant of any indenture, mortgage, contract, guaranty, commitment or other agreement or instrument to which it is a party or by which it or any of its assets is or may be bound or affected; or (iii) to the best knowledge of Seller, any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its assets;

         (f) No action, investigation, audit, review, claim, suit or proceeding by any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court, or quasi-governmental authority (collectively "Governmental Authority") or third party is pending or, to the knowledge of the Seller, threatened against the Seller which would delay or prevent the consummation of the transactions contemplated by this Agreement or which may adversely affect or restrict the Seller' ability to consummate the transactions contemplated hereby except for the Gural Action (as defined in Exhibit G annexed hereto and made a part hereof). The Seller is not bound by any outstanding judgments, order, injunction or decree of any

Governmental Authority or any third party which would prevent the Seller from consummating the transactions contemplated by this Agreement;

         (g) Seller agrees to defend, indemnify and hold harmless the Purchaser in accordance with the terms and conditions contained in paragraph 13 hereof.

         (h) Seller agrees to use its best efforts to cause Raceway to file Raceway's annual report on Form 10-K for the year ended December 31, 2003 with the Securities and Exchange Commission on or before April 12, 2004.

         (i) Seller will not challenge or contest, or permit Shawn A. Scott to challenge or contest, any license issued to Raceway now or at any time in the future by any licensing authority of or located in the State of New York.

         6. In order to induce the Seller to execute and perform this Agreement, the Purchaser does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall survive the execution, delivery and performance of this Agreement and the Closing) that all of the statements contained in this Section 6 are true as of the date of this
Agreement:

         (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted;

         (b) (i) Purchaser has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement, the Note, the Security Agreement and all instruments and documents executed and delivered with respect thereto (collectively the "Purchaser's Transactional Documents") and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of the Purchaser's Transactional Documents, the consummation by Purchaser of the transactions herein contemplated and the compliance by it with the terms of Purchaser's Transactional Documents have been duly authorized by all necessary action, (iii) this Agreement and the execution and delivery of each of the Purchaser's Transactional Documents have been duly and properly authorized by Purchaser; (iv) this Agreement is, and each of the Purchaser's Transactional Documents when executed and delivered will be, the valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (v) the execution, delivery and performance of Purchaser's Transactional Documents by Purchaser and the consummation by Purchaser of the transactions herein contemplated does not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the constitutional documents of Purchaser, (B) result in a breach of or conflict with any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser pursuant to any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Purchaser is a party or by which it or its properties or assets are or may be bound or affected; or (c) to the best knowledge of Purchaser, after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over Purchaser or its assets. No consent, approval, authorization or order of any court, governmental agency, authority or body and/or any party to an agreement to which Purchaser is a party and/or by which it is bound, is required in connection with the execution, delivery and performance of the Transactional Documents, and/or the consummation by Purchaser of the transactions contemplated by the Transactional Documents;

         (c) Purchaser is not in violation of, or in default under, (i) any term or provision of its constituent documents; (ii) any material term or provision or any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its assets is or may be bound or affected; or (iii) to the best knowledge of Purchaser, any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its assets;

         (d) No action, investigation, audit, review, claim, suit or proceeding by any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court, or quasi-governmental authority (collectively "Governmental Authority") or third party is pending or, to the knowledge of the Purchaser, threatened against the Purchaser which would delay or prevent the consummation of the transactions contemplated by this Agreement or which may adversely affect or restrict the Purchaser's ability to consummate the transactions contemplated hereby. The Purchaser is not bound by any outstanding judgments, order, injunction or decree of any Governmental Authority or any third party which would prevent the Purchaser from consummating the transactions contemplated by this Agreement;

         (e) Purchaser: (i) is an "accredited investor" as such term is defined in the Securities Act of 1933, as amended (the "Act") and the rules and regulations ("Regulations") promulgated thereunder by the Securities and Exchange Commission ("Commission"); (ii) has no need for liquidity in its investment in the Securities and has the financial capacity to bear the economic risk of any investment in the Securities for an indefinite period of time; (iii) has sufficient means to bear the economic risk and/or entire loss of its investment in the Securities; (iv) has sufficient resources to purchase the Securities without the need, or intention, of borrowing in order to complete such purchase; and (v) has sufficient knowledge and experience in business matters to evaluate the merits and risks of an investment in the Securities;

         (f) Purchaser has reviewed and understood (i) all reports and other filings made by Raceway and/or its stockholders prior to the date hereof with the Commission including, without limitation, Raceway's Annual Report on Form 10K for each of the years 1999, 2000, 2001 and 2002 (collectively the "SEC Reports"), and (ii) the complaints in each of the actions described on Exhibit H annexed hereto and made a part hereof (collectively the "Complaints"); the receipt of copies of which complaints is hereby acknowledged by Purchaser;

         (g) Except as expressly set forth herein, no representations or warranties, of any kind, nature or description have been made to the Purchaser by the Seller or any of their agents, employees or affiliates with respect to Raceway or its business, operations, financial condition, licensing value or marketability of the Securities; and, in purchasing and/or attempting to purchase the Securities the Purchaser is not relying upon any information with respect to Raceway other than that contained in the Materials, the SEC Reports and the Complaints;

         (h) Purchaser has been advised and is aware that the Securities are "restricted securities" and that there are substantial restrictions on the transferability of the Securities; any document or certificate evidencing the Securities shall contain an appropriate legend limiting transfers to those complying with federal and state Securities and Blue Sky laws. The date and amount of each acquisition of "restricted securities" by Seller and the dates upon which the holding period for such securities shall expire after the Closing are contained in Exhibit 6(h) annexed hereto and made a part hereof;

         (i) Purchaser is acquiring the Securities for its own account and for investment purposes only and without a view towards or agreement with respect to the transfer, sale, assignment, or other disposition thereof, and the Purchaser shall not sell, assign, transfer, pledge, hypothecate or deal in and with the Securities in violation of the Act or the Regulations promulgated thereunder by the Commission or in violation of any applicable state securities laws or regulations; and

         (j) Purchaser has been advised and is aware of the status of any and all gaming licenses or application filed and pending, or which are required to be flied by Mid-State Raceway, Inc. for authorization for a license to conduct harness racing and to conduct Video Lottery Terminal Gaming at Vernon Downs Raceway. The status of the foregoing matters is contained in Exhibit 6(j) annexed hereto and made a part hereof.

         7.       Intentionally omitted.

         8.       Intentionally omitted.

         9. The obligation of Purchaser to implement this Agreement and consummate the subject acquisition is, at its election, subject to and conditioned upon the satisfaction (and/or written waiver) of each of the following conditions:

         (a) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the subject acquisition and/or seeking to prevent or delay consummation of the transactions herein contemplated; which action or proceeding shall have resulted in preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the subject acquisition;

         (b) Purchaser and the Escrow Agent shall have received all of the documentation required to be delivered to each of them respectively, pursuant to the provisions of this Agreement;

         (c) The Purchaser shall have received an executed counterpart of an opinion of legal counsel to the Seller, reasonably acceptable to the Purchaser and in form reasonably acceptable to the Purchaser with respect to those matters set forth on Exhibit E annexed hereto;

         (d) The Purchaser shall have received an executed counterpart of an opinion of legal counsel to the Seller, reasonably acceptable to the Purchaser and in form reasonably acceptable to the Purchaser with respect to the transferability of the Capital Warrants; and

         (e) As at the Closing (i) there shall be no more than 892,766.16 shares of Common Stock issued and outstanding (other than shares issued upon the exercise of warrants issued prior to the date hereof) and (ii) there shall not be in existence any warrants, options or rights of any kind, nature or description to acquire shares of the Common Stock from the Company except as set forth in Raceway's Annual Report on Form 10K for the year ended 2002.

         10. The obligations of the Seller to implement this Agreement and consummate the subject acquisition is subject to and conditioned upon the satisfaction (and/or written waiver) of each of the following conditions:

         (a) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the subject acquisition and/or seeking to prevent or delay consummation of the transactions herein contemplated; which action or proceeding shall have resulted in preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the subject acquisition;

         (b) The Seller and the Escrow Agent shall have received all of the documentation required to be delivered to them respectively pursuant to the provisions of this Agreement;

         (c) The Seller shall have received an executed counterpart of an opinion of legal counsel to the Purchaser, reasonably acceptable to the Seller and in form reasonably acceptable to the Seller with respect to those matters set forth on Exhibit F annexed hereto;

         (d) The Seller shall have received a document, in form and content reasonably acceptable to the Seller, releasing Shawn from any liability under and/or arising out of or relating to, the Scott Guaranty; and

         (e) All Capital shall have received a document, in form and content reasonably acceptable to the Seller, releasing All Capital from any liability under and/or arising out of or relating to, the Capital Guaranty or, in the alternative, an indemnity agreement covering claims, losses etc. as a result of the Capital Guaranty from the Purchaser and the Guarantors in form and substance reasonably satisfactory to Seller.

         11. This Agreement may be terminated by (a) Purchaser if at the Closing all of the representations and covenants of the Seller set forth in Paragraphs 5 and 7 hereof and/or the conditions set forth in Paragraph 9 shall not have been timely and fully satisfied, waived or cured, or (b) the Seller if at the Closing all of the representations and covenants of Purchaser set forth in Paragraphs 6 and 8 hereof and/or the conditions set forth in Paragraph 10 hereof, shall not have been timely and fully satisfied, waived and/or cured, or
(c) the Purchaser as provided in subparagraph 3(c) hereof.

         12. In the event of any actual or alleged default by Seller under this Agreement existing and known to Purchaser on or prior to the Closing Date, Purchaser shall provide written notice to Seller at or prior to the Closing (the "Default Notice") specifying the default or other matter; setting forth the Purchaser's claim that the matter constitutes a default or breach by Seller under this Agreement; and specifying the steps or actions that the Purchaser believes the Seller should take in order to cure the matter or matters alleged. The Seller shall have a period of 15 business days after receipt of the Default Notice (or until the then projected date of Closing, if later) to cure any and all defaults and other matters alleged in the Default Notice. Seller shall not have any liability or responsibility for any such actual or alleged default known at or prior to the Closing that: (i) is not the subject of a Default Notice that meets all of the preceding requirements of this Paragraph; or (ii) is cured within any applicable cure period.

         13. (a) If the Closing is consummated, Seller agrees to defend, indemnify and hold harmless the Purchaser from and against any and all judgments, debts, obligations, liabilities, costs or expenses (including reasonable out-of-pocket fees, expenses and disbursements in connection with any action, suit or proceeding) net of insurance proceeds actually received (collectively, "Damages") suffered, paid or incurred by Purchaser resulting from or arising out of the claims by Gural and/or other shareholders in the Gural Action. Seller shall have the right, to assume and control the defense of the Gural Action, as well as any action for which Purchaser demands defense, indemnity and to be held harmless under the provision of this paragraph 12(a), with counsel satisfactory to Seller and at Seller's expense.

                  (b) The Gural Action seeks payment of sums by Shawn Scott and others to Raceway. Notwithstanding any other provision of this Agreement to the contrary, in the event any sums are paid by Shawn Scott or others to Raceway as a result of the Gural Action or any similar action filed by one or more of the plaintiffs in the Gural Action, Purchaser will immediately reimburse Shawn Scott or the other persons or entities paying such sums to Raceway for an amount equal to 80.267326% of such payment(s) to Raceway.

                  (c) If the Closing is consummated, Seller agrees to defend, indemnify and hold harmless the Purchaser from and against any and all Damages suffered, paid or incurred by Purchaser resulting from or arising out of any claims by Victoria Scott to the Purchase Price or any part thereof.

                  (d) If the Closing is consummated, Seller agrees to defend, indemnify and hold harmless Raceway from and against any and all fines and/or penalties paid or incurred by Raceway resulting from or arising out of any late filing by Raceway of its annual report on Form 10-K for the year ended December 31, 2003 with the Securities and Exchange Commission.

         14. Notwithstanding anything contained in this Agreement to the contrary, the aggregate of all payments by the Seller in satisfaction for any and all claims by Purchaser under or arising from this Agreement shall not exceed the sum of $2,000,000 unless, and then only to the extent, if any, that Seller is determined to have acted willfully in bad faith in respect to the breach or failure causing damages in excess of the foregoing limitation.

         15. Any and all notices, requests or instructions desired or required to be given by any party hereto to any other party hereto shall be in writing and shall either be hand delivered or mailed to the recipient first class, postage prepaid, certified, return receipt requested at the following respective addresses:

                  To: Seller:            17 Strand
                                         P.O. Box 7777
                                         Frederikstad, St. Croix, USVI 00841
                                         Fax: 340-772-0007

                  With copy to:          Martin J. Gersten, Esq.
                                         Freedman & Gersten, LLP
                                         90 Birch Hill Road
                                         Newtown, CT 06470
                                         Fax: 203-364-0292

                  To:  Purchaser:        Racing Ventures, LLC
                                         5300 N.W. 12 Avenue, Suite 1
                                         Fort Lauderdale, Florida 33309
                                         Fax: 954-776-8578

                  With copy to:          William P. Jacobson, Esq.
                                         105 South Narcissus Avenue, Suite 200
                                         West Palm Beach, FL 33401
                                         Fax: 561-833-3511

or to such other address as any party hereto shall designate in a writing complying with the provisions of this Paragraph 15.

         16. Each of the parties hereto may, by written instrument to the party against whom enforcement is sought (a) extend the time for the performance of any of the obligations or other acts of any party hereto; (b) waive any inaccuracies of such other party in the representations and warranties contained herein or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the covenants of such other party contained in this Agreement; (d) waive such other party's performance of any of such party's obligations set out in this Agreement; and (e) waive any condition to its obligation to effect the within acquisition.

         17.      Intentionally deleted.

         18. This Agreement may only be modified, altered or amended by a writing executed by all of the parties hereto. Any waivers, consents or notices must be in writing.

         19. This Agreement shall be governed and construed in accordance with the internal laws of the State of Nevada applicable to contracts executed and to be fully performed therein and without regard to principles of conflicts of laws.

         20. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, transferees, heirs, assigns and beneficiaries.

         21. This Agreement (including the Exhibits hereto, the documents and instruments delivered by the parties hereto and initialed for identification as herein provided or otherwise, and any other documents executed and delivered and/or to be executed and delivered pursuant to the provisions of this Agreement as herein provided) sets forth the entire agreement among the parties hereto with respect to the subject matter herein contained; and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between or among the parties hereto with respect to the subject matter hereof except as herein and in such ancillary documents provided.

         22. This Agreement may be executed in multiple copies, each of which shall constitute an original, but all of which shall constitute one and the same agreement.

         23. (a) Any dispute or controversy arising out of or relating to this Agreement and/or any of the Transactional Documents or Purchaser Transactional Documents shall be submitted to and settled by binding arbitration to be held in the metropolitan area of Las Vegas, Nevada, in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. Such arbitration shall be held before three arbitrators: one of whom shall be designated by the Seller, one of whom shall be designated by the Purchaser and the third shall be chosen by Purchaser and Seller from a list of neutral arbitrators provided by the AAA. The arbitrators designated by Seller and Purchaser do not have to be neutral arbitrators. The decision of a majority of the arbitrators shall be binding and enforceable in any court of competent jurisdiction. The arbitrators shall render their decision within fourteen (14) days of the conclusion of the arbitration hearing and shall provide written reasons with findings of fact and conclusions of law. For the purpose of aiding the arbitration and/or preserving the rights of the parties during the pendency of an arbitration, the parties shall have the right to seek preliminary and/or emergency equitable relief in any court of competent jurisdiction and shall be entitled to conduct discovery in conformity with the applicable rules of civil procedure.

                  (b) In the event litigation arises concerning this Agreement (such as to enforce an arbitration award), jurisdiction and exclusive venue for such litigation shall be in a court of competent jurisdiction located in the Clark County, State of Nevada; however, the parties shall also have the right to enforce a judgment in any court of competent jurisdiction. The prevailing party in any such litigation shall be entitled to an award of reasonable attorneys fees and costs.

         24.      Intentionally omitted.

         25. (a) Seller agrees to defend, indemnify and hold Purchaser harmless for any brokerage or finders' fees or agents' commissions or other similar payments incurred or owed by Seller and its agents in connection with this Agreement, including, without limitation, fees due to Vestar Associates, Ronald J. Obser, Relco Corp. and Robert Wessels under their agreement with Seller.

                  (b) Purchaser agrees to defend, indemnify and hold Seller harmless for any brokerage or finders' fees or agents' commissions or other similar payments incurred or owed by Purchaser and its agents in connection with this Agreement.

         26. TIME IS OF THE ESSENCE WITH RESPECT TO EACH PROVISION OF THIS AGREEMENT. The parties acknowledge and agree that the preceding sentence is a crucial element of this Agreement.

         27. All representations and warranties of the parties, and all agreements and undertakings of the parties which have not been fully performed and satisfied as of or prior to the Closing, including, without limitation, the indemnification obligations hereunder, shall survive the Closing.

         28. All exhibits and schedules to this Agreement shall be treated as incorporated herein by reference and made a material part hereof.

         29. Purchaser and Seller have each read and fully understand the terms of this Agreement, and each has had the opportunity to have this Agreement reviewed by its own counsel. The rule of construction providing that ambiguities in an agreement shall be construed against the party drafting the same shall not apply.

         30. Subsequent to the sale contemplated herein and upon request by Purchaser, Seller will provide reasonable assistance and cooperation to Purchaser, at Purchaser's expense, when necessary or helpful to assist the Purchaser in seeking to accomplish the business transactions reasonably contemplated or arising out of this Purchase Agreement and the purchase of Seller's shares.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     SELLER:

                                     All Capital, LLC, a Nevada
                                     limited liability company


                                     By: /s/ Shawn Scott
                                         ------------------------
                                         Shawn Scott, its Manager

                                     Vernon, LLC, a Nevada
                                     limited liability company


                                     By: /s/Shawn Scott
                                         ------------------------
                                         Shawn Scott, its Manager

                                     PURCHASER:

                                     Raceway Ventures, LLC, a Florida
                                     limited liability company


                                     By: /s/ Steven F. Cohen
                                         --------------------
                                     Name: Steven F. Cohen
                                     Title: Authorized Member